EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Energy Reports Second Quarter 2011 Results
Houston, Texas - August 5, 2011 - Cheniere Energy, Inc. (“Cheniere”) (NYSE Amex: LNG) reported a net loss of $47.2 million, or $0.67 per share (basic and diluted), for the three months ended June 30, 2011, compared with net income of $85.7 million, or $1.55 per share (basic) and $0.86 per share (diluted), for the comparable 2010 period. Included in the quarter ended June 30, 2010, is a gain on the sale of equity method investment of $128.3 million, or $2.32 per share (basic) and $1.11 per share diluted. For the six months ended June 30, 2011, Cheniere reported net loss of $87.0 million, or $1.26 per share (basic and diluted) compared to net income of $50.5 million, or $0.92 per share (basic) and $0.62 per share (diluted), during the corresponding period of 2010. Included in the six month period ended June 30, 2010, is a gain on the sale of equity method investment of $128.3 million, or $2.33 per share (basic) and $1.16 per share diluted. Results are reported on a consolidated basis and include our 90.3 percent ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”).
Overview of Significant 2011 Events

•
In January 2011, Sabine Pass Liquefaction, LLC ("Sabine Liquefaction") and Sabine Pass LNG, L.P. ("Sabine Pass LNG"), both wholly owned subsidiaries of Cheniere Partners, submitted an application to the FERC requesting authorization to site, construct and operate liquefaction and export facilities at the Sabine Pass LNG terminal;

•
In May 2011, Sabine Liquefaction received an order from the U.S. Department of Energy ("DOE") with authorization to export domestically produced natural gas from the Sabine Pass LNG terminal as LNG to any country that has, or in the future develops, the capacity to import LNG and with which trade is permissible; and

•	In June 2011, we sold 12.7 million shares of Cheniere common stock in an underwritten public offering for net proceeds of $123.3 million.

2011 Results
Cheniere reported income from operations of $16.5 million and $40.0 million for the three and six months ended June 30, 2011, respectively, compared to income from operations of $24.7 million and $55.7 million for the comparable periods in 2010. Marketing and trading revenues increased $3.6 million for the three months ended June 30, 2011, compared to the same period in 2010, primarily due to increased other energy trading revenue in the second quarter of 2011 resulting from from the arrangement entered into with JPMorgan LNG Co. ("LNGCo").
LNG terminal and pipeline development expenses increased $12.3 million and $19.9 million for the three and six months ended June 30, 2011, respectively, compared to the corresponding periods in 2010 due to costs incurred to develop the liquefaction project at the Sabine Pass LNG terminal. LNG terminal and pipeline operating expenses decreased $1.9 million and $4.6 million for the three and six months ended June 30, 2011, respectively, compared to the corresponding periods in 2010 primarily from decreased fuel costs in 2011 as a result of efficiencies in our LNG inventory management. Included in general and administrative expenses were non-cash compensation expenses of $5.7 million and $13.1 million for the three and six months ended June 30, 2011, respectively, compared to $3.2 million and $9.2 million for the comparable periods in 2010.
Interest expense, net decreased $2.4 million and $5.4 million for the three and six months ended June 30, 2011, respectively, compared to the same periods in 2010 primarily due to debt principal repayments made during the second quarter of 2010.
Liquefaction Project
Cheniere Partners continues to make progress on its project to add liquefaction services at the Sabine Pass LNG terminal. The project is being designed and permitted for up to four LNG trains, each with a nominal production capacity of approximately 4.0 mtpa. We anticipate LNG export from the Sabine Pass LNG terminal could commence as early as 2015, and may be constructed in phases, with each LNG train commencing operations approximately six to nine months after the previous LNG train.

Sabine Liquefaction intends to enter into long-term contracts for at least 3.5 mtpa (approximately 0.5 Bcf/d) per LNG train, before reaching a final investment decision regarding the development of the LNG trains and is in the process of negotiating definitive agreements with a number of potential customers.

Cheniere Partners will contemplate making a final investment decision to commence construction of the liquefaction project upon, among other things, entering into acceptable commercial arrangements, receiving regulatory authorization to construct and operate the liquefaction assets and obtaining adequate financing.

Summary Liquefaction Project Timeline

Milestone	Estimated Completion
Enter into definitive agreements	2H2011
EPC contract	2H2011
Financing commitments	2H2011
FERC construction authorization	2012
Commence construction	2012
Commence operations	2015

Financial Update

As of June 30, 2011, we had unrestricted cash and cash equivalents of $162.6 million that will be available to Cheniere, which excludes cash and cash equivalents and other working capital available to Cheniere Partners and Sabine Pass LNG. In addition, we had restricted cash and cash equivalents of $155.4 million, which were designated for the following purposes: $96.1 million for interest payments related to the Senior Notes; $4.6 million for Sabine Pass LNG's working capital; $50.8 million for Cheniere Partners' working capital; and $3.9 million for other restricted purposes.

As of June 30, 2011, we had $298.0 million of current debt maturities because our 2007 Term Loan is due May 31, 2012. In order to satisfy our principal payment in May 2012, we will need to extend or retire our indebtedness, which may be accomplished by refinancing our existing indebtedness, issuing equity or other securities, selling assets or through a combination of the foregoing, which will be dependent on factors such as worldwide natural gas and capital market conditions.

Cheniere is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal. Through its subsidiary, Cheniere Partners, Cheniere has initiated a project to add liquefaction services that would transform the Sabine Pass LNG terminal into a bi-directional facility capable of liquefying natural gas and exporting LNG in addition to importing and regasifying foreign-sourced LNG. As currently contemplated, the liquefaction project would be designed and permitted for up to four LNG trains, each with a nominal production capacity of approximately 4.0 million metric tons per annum Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.
For additional information, please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended June 30, 2011, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG terminal and pipeline businesses, including liquefaction services. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy, Inc.
Selected Financial Information
(in thousands, except per share data) (1)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues
LNG terminal revenues	$67,302	$66,337	$137,303	$133,164
Marketing and trading	4,606	1,029	13,054	13,170
Oil and gas sales	884	884	1,653	1,421
Other	18	25	31	37
Total revenues	72,810	68,275	152,041	147,792

Operating costs and expenses
General and administrative expense	19,378	16,910	40,889	36,128
Depreciation, depletion and amortization	15,625	15,612	31,011	31,236
LNG terminal and pipeline operating expense	7,853	9,807	18,048	22,619
LNG terminal and pipeline development expense	13,356	1,143	21,793	1,861
Oil and gas production and exploration costs	137	113	275	211
Total operating costs and expenses	56,349	43,585	112,016	92,055
Income from operations	16,461	24,690	40,025	55,737

Other income (expense)
Gain on sale of equity method investment	—	128,329	—	128,329
Interest expense, net	(64,587)	(66,950)	(128,741)	(134,145)
Loss on early extinguishment of debt	—	(1,011)	—	(1,011)
Derivative gain (loss), net	(448)	(44)	(448)	461
Other income	118	158	227	152
Total other income (expense)	(64,917)	60,482	(128,962)	(6,214)
Income (loss) before income taxes and non-controlling interest	(48,456)	85,172	(88,937)	49,523
Income tax provision	—	—	—	—
Income (loss) before non-controlling interest	(48,456)	85,172	(88,937)	49,523
Non-controlling interest	1,285	505	1,927	987
Net income (loss)	$(47,171)	$85,677	$(87,010)	$50,510

Net income (loss) per share attributable to common stockholders—basic	$(0.67)	$1.55	$(1.26)	$0.92
Net income (loss) per share attributable to common stockholders—diluted	$(0.67)	$0.86	$(1.26)	$0.62
Weighted average number of common shares outstanding—basic	70,630	55,317	68,800	55,161
Weighted average number of common shares outstanding—diluted	70,630	116,596	68,800	110,610

	As of June 30,	As of December 31,
	2011	2010
Cash and cash equivalents	$162,561	$74,161
Restricted cash and cash equivalents	72,525	73,062
LNG inventory	4,588	1,212
Accounts and interest receivable	2,740	4,699
Prepaid expenses and other	18,632	12,476
Non-current restricted cash and cash equivalents	82,892	82,892
Property, plant and equipment, net	2,133,333	2,157,597
Debt issuance costs, net	37,585	41,656
Goodwill	76,819	76,819
Other assets	28,132	28,933
Total assets	$2,619,807	$2,553,507

Current liabilities	$364,197	$66,334
Long-term debt (including related party debt), net of discount	2,655,071	2,927,509
Deferred revenue	27,500	29,994
Other liabilities	3,364	2,280
Non-controlling interest	182,766	189,021
Stockholders' deficit	(613,091)	(661,631)
Total liabilities and deficit	$2,619,807	$2,553,507

	Sabine Pass LNG		Cheniere Partners		Other Cheniere	Consolidated Cheniere
Cash and cash equivalents	$—		$—		$162,561	$162,561
Restricted cash and cash equivalents	100,686	(2)	50,767	(3)	3,964	155,417
Total	$100,686		$50,767		$166,525	$317,978

(1)    Please refer to the Cheniere Energy, Inc. Quarterly Report of Form 10-Q for the period ended June 30, 2011, filed with the Securities and Exchange Commission.
(2)    All cash and cash equivalents presented above for Sabine Pass LNG are considered restricted to us, but $4.6 million is considered unrestricted for Sabine Pass LNG.
(3)    All cash and cash equivalents presented above for Cheniere Partners are considered restricted to us, but $55.3 million is considered unrestricted for Cheniere Partners including the $4.6 million considered unrestricted for Sabine Pass LNG.

CONTACTS:
Investors: Christina Burke, 713-375-5100
Media: Diane Haggard, 713-375-5259